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                                                                   Exhibit 99(b)
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[Scotts Logo]

For Immediate Release
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                THE SCOTTS COMPANY COMPLETES EARTHGRO ACQUISITION

MARYSVILLE, OHIO -- FEBRUARY 13, 1998 -- The Scotts Company (NYSE:SMG) today reported that it has completed the acquisition of Earthgro, Inc., from an investor group led by E.M. Warburg, Pincus & Co., LLC for approximately $47 million.

         Scotts expects to achieve significant synergies by integrating Earthgro's and Scotts' administrative, sales and manufacturing organizations. The acquisition is expected to be slightly accretive to earnings in fiscal 1998, and modestly accretive in fiscal 1999 and beyond. All required regulatory approvals have been received.

         Earthgro, the Northeast region's leading organics company, is headquartered in Glastonbury, Connecticut and has production facilities in Maine, Connecticut, New Jersey, Pennsylvania, Virginia and North Carolina. The company produces a broad line of potting and planting soils, barks and other organics products, with a strong shelf presence at mass merchandisers -- such as Wal*Mart and The Home Depot -- and the independent lawn and garden trade. Earthgro's sales for the fiscal year ended September 30, 1997, were approximately $48 million, and its well-known regional brands including Earthgro(R), Eco(R) and 1881 Select(R).

         Scotts operates the leading national organics business in the U.S., with sales of $183 million for the fiscal year ended September 30, 1997. The company's organics product line plays an important role in providing complete lawn and garden category support to national mass merchant retailers and home centers. The Earthgro acquisition will strengthen Scotts' service to mass merchange retailers and home centers in the important Northeast region, as well as enhance Scotts' ability to service independents. Scotts' leading national brands in the organics market include Hyponex(R) amd Peters(R). The company has also been introducing value-added organics products under the Scotts(R) and Miracle-Gro(R) brands.

         The Scotts Company is the leading supplier of consumable products for the lawn and garden care, professional turf care and horticulture markets in both the U.S. and U.K., and is expanding operations in other international markets. The company owns what are by far the industry's most powerful brands. In the U.S. lawn care market, consumer awareness of the company's Scotts(R) and Turf Builder(R) family of brands outscore the nearest competitor by about 9-to-1, as does awareness of the company's Miracle-Gro(R) family of brands in the U.S. garden care market. In the U.K., the company's brands include Weedol(R) and Pathclear(R), the top-selling consumer herbicides, Evergreen(R), the leading lawn fertilizer line, the Levington(R) line of lawn and garden products and Miracle-Gro(R), the leading plant fertilizer.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995:

         Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans are forward looking in nature. Actual results could differ from the forward looking information in this release, due to a variety of factors, including, but not limited to:

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         o        the success of research and development programs;
         o the effects of weather conditions on sales of the company's products, especially during the spring selling season;
         o the success of the company's advertising and promotional programs;
         o the company's ability to maintain favorable profit margins on its products and to produce its products on a timely basis;
         o        the effects of foreign currency fluctuations;
         o environmental and governmental issues and consumer perceptions.

         Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the company's publicly filed quarterly, annual and other reports.

Contacts:       Diane DeMartino                      Rebecca Bruening
                Broadgate Consultants, Inc.          The Scotts Company
                212/232-2222                         937/644-7290

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